AvalonBay Communities, Inc.
Exhibit 99.2
For Immediate News Release
April 25, 2006
AVALONBAY COMMUNITIES INC. ANNOUNCES
FIRST QUARTER 2006 OPERATING RESULTS
(Alexandria, VA) AvalonBay Communities, Inc. (NYSE: AVB) reported today that Net Income Available to Common Stockholders for the quarter ended March 31, 2006 was $111,902,000. This resulted in Earnings per Share — diluted (“EPS”) of $1.49 for the quarter ended March 31, 2006, compared to $0.92 for the comparable period of 2005, a per share increase of 62.0%. This increase is primarily attributable to the timing and volume of gains on the sale of assets in the quarter ended March 31, 2006 as compared to the same period of 2005, coupled with growth in income from existing and newly developed communities.
Funds from Operations attributable to common stockholders — diluted (“FFO”) for the quarter ended March 31, 2006 was $86,844,000, or $1.15 per share compared to $71,249,000, or $0.96 per share for the comparable period of 2005, a per share increase of 19.8%. FFO per share for the quarter ended March 31, 2006 includes $0.17 per share related to the sale of a land parcel. FFO per share for the quarter ended March 31, 2005 includes several non-routine items totaling $0.07 per share. Adjusting for these non-routine items in both periods, FFO per share increased 10.1%, driven primarily by improved community operating results and contributions from newly developed communities.
Commenting on the Company’s results, Bryce Blair, Chairman and CEO said, “We enjoyed double-digit FFO growth, which was driven by 7.5% NOI growth. This was our strongest operating performance in five years and underscores the increasing value of our operating portfolio and of our communities under development and in planning.”
Operating Results for the Quarter Ended March 31, 2006 Compared to the Quarter Ended March 31, 2005
For the Company, including discontinued operations, total revenue increased by $6,787,000, or 4.0% to $176,789,000. For Established Communities, rental revenue increased 6.1%, comprised of an increase in Average Rental Rates of 5.0% and an increase in Economic Occupancy of 1.1%. As a result, total revenue for Established Communities increased $7,802,000 to $135,487,000. Operating expenses for Established Communities increased $1,177,000 or 2.9% to $41,897,000. Accordingly, Net Operating Income (“NOI”) for Established Communities increased by $6,625,000 or 7.6%, to $93,590,000.
The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities from the first quarter of 2005 to the first quarter of 2006:

1Q 06 Compared to 1Q 05

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)
Northeast	4.4%	5.8%	3.8%	41.6%
Mid-Atlantic	8.4%	(0.6%)	12.2%	17.8%
Midwest	0.7%	2.8%	(0.7%)	2.1%
Pacific NW	7.8%	7.8%	7.7%	4.5%
No. California	6.8%	1.1%	9.4%	22.9%
So. California	6.6%	(0.5%)	9.7%	11.1%

Total	6.1%	2.9%	7.6%	100.0%

(1)	Total represents each region’s % of total NOI from the Company, including discontinued operations.
Cash concessions are recognized in accordance with Generally Accepted Accounting Principles (“GAAP”) and are amortized over the approximate lease term, which is generally one year. The following table reflects the percentage changes in GAAP rental revenue and Rental Revenue with Concessions on a Cash Basis for our Established Communities:

1Q 06 vs 1Q 05
GAAP Rental Revenue	6.1%

Rental Revenue with Concessions on a Cash Basis	6.5%

Copyright© 2006 AvalonBay Communities, Inc. All Rights Reserved

Development and Redevelopment Activity
The Company completed development of Avalon at Bedford Center during the first quarter of 2006 for a Total Capital Cost of $25,300,000. Avalon at Bedford Center is a garden-style and townhome community containing 139 apartment homes and is located in the Boston, MA area.
In addition, the Company commenced construction of two communities during the first quarter of 2006: Avalon on the Sound II, a high-rise community located in the New York, NY area, and Avalon Meydenbauer, a mid-rise community located in the Seattle, WA area. These two communities are expected to contain an aggregate of 956 apartment homes when completed for a Total Capital Cost of $268,500,000.
The Company commenced redevelopment of two communities during the first quarter of 2006: 200 Arlington Place, located in the Chicago, IL area, and Avalon Walk, a two-phase community located in the Fairfield-New Haven, CT area. These communities contain an aggregate of 1,173 apartment homes. The expected Total Capital Cost to redevelop these communities is $18,700,000, excluding costs incurred prior to the start of redevelopment.
Disposition Activity
During the first quarter of 2006, the Company sold two communities, Avalon Estates, located in the Boston, MA area, and Avalon Cupertino, located in San Jose, CA. These two communities, which contained a total of 473 apartment homes, were sold for an aggregate sales price of $122,550,000. The sale of these two communities resulted in a gain as reported in accordance with GAAP of $65,419,000 and an Economic Gain of $51,469,000.
In April 2006, the Company sold Avalon Corners, located in the Fairfield-New Haven, CT area. This community contained 195 apartment homes and was sold for a price of $60,200,000. This resulted in a GAAP gain of approximately $31,900,000 and an Economic Gain of approximately $26,800,000.
The weighted average Initial Year Market Cap Rate related to these three communities was 4.4%, and the Unleveraged IRR over an approximate eight year weighted average holding period was 16.6%. The buyers of these three assets intend to continue to operate these communities as rental apartments.
In addition, the Company sold a parcel of land located in the Northern NJ area during the first quarter of 2006, for a sales price of $15,000,000. This land parcel was purchased in 1997 in connection with the development of the Tower at Avalon Cove, which was sold in December 2005. The sale of this land parcel resulted in a GAAP gain and an Economic Gain of $13,166,000.
Investment Activity
During the first quarter of 2006, AvalonBay Value Added Fund, L.P. (the “Fund”), the private, discretionary investment vehicle in which the Company holds an equity interest of approximately 15%, acquired one community, Aurora at Yerba Buena for $66,000,000. Aurora at Yerba Buena is a mixed-use community located in San Francisco, CA, containing 160 apartment homes and 32,000 square feet of fully leased retail space. The Company’s pro rata share of the capital invested in this acquisition is approximately $10,000,000.
In addition, the Company transferred the assets of Avalon at Juanita Village, a 211 apartment-home community located in the Seattle, WA area, to a joint venture entity. The Company completed construction of Avalon at Juanita Village at the end of 2005 for a Total Capital Cost of $45,300,000. The Company was reimbursed for the Total Capital Cost upon transfer of the assets to the joint venture. The Company does not hold an equity interest in the joint venture, but retained a promoted residual interest in the profits of the entity.
Financing, Liquidity and Balance Sheet Statistics
As of March 31, 2006, the Company had no outstanding balance under its $500,000,000 unsecured credit facility. Leverage, calculated as total debt as a percentage of Total Market Capitalization, was 21.8% at March 31, 2006. Unencumbered NOI for the year ended March 31, 2006 was approximately 85% and Interest Coverage for the first quarter of 2006 was 3.3 times.
The Company currently has an effective shelf registration statement on file with the Securities and Exchange Commission. During the first quarter of 2006, the Company increased its debt and equity capacity under its shelf registration statement to $750,000,000.
Second Quarter and Full Year Outlook
The Company expects EPS in the range of $1.36 to $1.40 for the second quarter of 2006. The Company expects EPS in the range of $3.79 to $3.93 for the full year 2006.
The Company expects Projected FFO per share in the range of $0.97 to $1.01 for the second quarter of 2006. The sale of the land parcel in the first quarter of 2006 was not included in the full year 2006 Projected FFO range provided on January 24, 2006. The Company is increasing its outlook for Projected FFO per share to a range of $4.18 to $4.32 for the full year 2006. This revised outlook reflects the gain on the sale of land during the first quarter 2006, as well as better than expected operating results in the first quarter of 2006.

Copyright© 2006 AvalonBay Communities, Inc. All Rights Reserved

Second Quarter 2006 Conference Schedule
Management is scheduled to present and conduct a question and answer session at the REITWeek 2006: NAREIT Investor Forum on June 6 — 8, 2006, which may include reference to the Company’s operating environment and trends; development, redevelopment, disposition and acquisition activity; the Company’s outlook and other business and financial matters affecting the Company. Details on how to access a webcast and/or related materials will be available at http://www.avalonbay.com/events on June 1, 2006.
Other Matters
The Company will hold a conference call on April 26, 2006 at 1:00 PM EDT to review and answer questions about its first quarter results, the Attachments (described below) and related matters. To participate on the call, dial 1-877-510-2397 domestically and 1-706-634-5877 internationally. To hear a replay of the call, which will be available from April 26, 2006 at 4:00 PM EDT until May 3, 2006 at 11:59 PM EDT, dial 1-800-642-1687 domestically and 1-706-645-9291 internationally, and use Access Code: 6627245.
A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.
The Company produces Earnings Release Attachments (the “Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company’s website at http://www.avalonbay.com/earnings and through e-mail distribution. To receive future press releases via e-mail, please send a request to IR@avalonbay.com. Some items referenced in the earnings release may require the Adobe Acrobat Reader. If you do not have the Adobe Acrobat Reader, you may download it at http://www.adobe.com/products/acrobat/readstep2.html.
About AvalonBay Communities, Inc.
As of March 31, 2006, the Company owned or held an ownership interest in 158 apartment communities containing 46,117 apartment homes in ten states and the District of Columbia, of which 16 communities were under construction and four communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States. More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Thomas J. Sargeant, Chief Financial Officer, at 1-703-317-4635 or Gary Tiedemann, Director of Investor Relations at 1-703-317-4704.
Forward-Looking Statements
This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes” and similar expressions that do not relate to historical matters. Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, which include the following: changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs, and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; or we may abandon development or redevelopment opportunities for which we have already incurred costs. Additional discussions of risks and uncertainties appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward-Looking Statements.”
The Company does not undertake a duty to update forward-looking statements, including its expected operating results for the second quarter and full year 2006. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.
Definitions and Reconciliations
Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 12, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.” Attachment 12 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.

Copyright© 2006 AvalonBay Communities, Inc. All Rights Reserved

FIRST QUARTER 2006
Supplemental Operating and Financial Data
The Company commenced construction on Avalon Meydenbauer, located in Bellevue, Washington. Avalon Meydenbauer will be a mid-rise community with five floors of residential space over two floors of retail. The retail space will be anchored by a 55,000 square foot Safeway and will include 17,000 square feet of additional retail. The community will have underground, structured parking that can be utilized by residents and retail shoppers.
Avalon Meydenbauer’s in-fill location in downtown Bellevue near Interstate 405 and state highway 520 is conveniently located and provides easy access to job centers in Seattle and Redmond. Avalon Meydenbauer will expand the Company’s presence in this market and will complement Avalon Bellevue, a 202 apartment-home community also owned by the Company.
Avalon Meydenbauer will have 368 homes and is expected to be completed in the third quarter of 2008 for a Total Capital Cost of $84.3 million.

FIRST QUARTER 2006
Supplemental Operating and Financial Data
Table of Contents

Company Profile
Selected Operating and Other Information	Attachment 1
Detailed Operating Information	Attachment 2
Condensed Consolidated Balance Sheets	Attachment 3

Sub-Market Profile
Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 4

Development, Redevelopment, Acquisition and Disposition Profile
Summary of Development and Redevelopment Activity	Attachment 5
Development Communities	Attachment 6
Redevelopment Communities	Attachment 7
Summary of Development and Redevelopment Community Activity	Attachment 8
Future Development	Attachment 9
Unconsolidated Real Estate Investments	Attachment 10
Summary of Disposition Activity	Attachment 11

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms	Attachment 12
The following is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. The projections and estimates contained in the following attachments are forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements. Risks associated with the Company’s development, redevelopment, construction, and lease-up activities, which could impact the forward-looking statements made are discussed in the paragraph titled “Forward-Looking Statements” in the release to which these attachments relate. In particular, development opportunities may be abandoned; Total Capital Cost of a community may exceed original estimates, possibly making the community uneconomical and/or affecting projected returns; construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs; and other risks described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

Attachment 1
AvalonBay Communities, Inc.
Selected Operating and Other Information
March 31, 2006
(Dollars in thousands except per share data)
(unaudited)

SELECTED OPERATING INFORMATION

	Q1	Q1
	2006	2005	$ Change	% Change
Net Income available to common stockholders	$111,902	$67,435	$44,467	65.9%

Per common share — basic	$1.52	$0.93	$0.59	63.4%
Per common share — diluted	$1.49	$0.92	$0.57	62.0%

Funds from Operations	$86,844	$71,249	$15,595	21.9%
Per common share — diluted	$1.15	$0.96	$0.19	19.8%

Dividends declared — common	$57,986	$51,748	$6,238	12.1%
Per common share	$0.78	$0.71	$0.07	9.9%

Common shares outstanding	74,340,561	72,884,022	1,456,539	2.0%
Outstanding operating partnership units	152,766	480,260	(327,494)	(68.2%)

Total outstanding shares and units	74,493,327	73,364,282	1,129,045	1.5%

Average shares outstanding — basic	73,808,643	72,496,413	1,312,230	1.8%
Average operating partnership units outstanding	237,575	497,968	(260,393)	(52.3%)
Effect of dilutive securities	1,243,906	1,263,915	(20,009)	(1.6%)

Average shares outstanding — diluted	75,290,124	74,258,296	1,031,828	1.4%

DEBT COMPOSITION AND MATURITIES

		% of Total	Average
		Market	Interest	Remaining
Debt Composition	Amount	Cap	Rate (1)	Maturities (2)

Conventional Debt				2006	$155,441
Long-term, fixed rate	$1,850,101	17.6%		2007	$304,438
Long-term, variable rate	79,355	0.7%		2008	$207,511
Variable rate credit facility and short term notes	37,697	0.4%		2009	$229,925
				2010	$233,260

Subtotal, Conventional	1,967,153	18.7%	6.6%

Tax-Exempt Debt
Long-term, fixed rate	193,764	1.8%
Long-term, variable rate	139,269	1.3%

Subtotal, Tax-Exempt	333,033	3.1%	5.7%

Total Debt	$2,300,186	21.8%	6.4%

(1)	Includes credit enhancement fees, facility fees, trustees’ fees, etc.

(2)	Excludes amounts under the $500,000 variable rate credit facility that, after all extensions, matures in 2008.

CAPITALIZED COSTS

			Non-Rev
	Cap	Cap	Capex
	Interest	Overhead	per Home

Q106	$8,364	$5,559	$38
Q405	$7,067	$5,477	$77
Q305	$6,519	$4,842	$155
Q205	$6,036	$4,321	$214
Q105	$5,662	$5,981	$25

COMMUNITY INFORMATION

		Apartment
	Communities	Homes

Current Communities	142	41,238
Development Communities	16	4,879
Development Rights	48	12,117

Attachment 2
AvalonBay Communities, Inc.
Detailed Operating Information
March 31, 2006
(Dollars in thousands except per share data)
(unaudited)

	Q1	Q1
	2006	2005	% Change
Revenue:
Rental and other income	$172,600	$159,545	8.2%
Management, development and other fees	1,207	434	178.1%

Total	173,807	159,979	8.6%

Operating expenses:
Direct property operating expenses, excluding property taxes	38,748	36,468	6.3%
Property taxes	16,764	15,917	5.3%
Property management and other indirect operating expenses	8,631	7,129	21.1%
Investments and investment management (1)	1,471	992	48.3%

Total	65,614	60,506	8.4%

Interest expense, net	(28,664)	(32,118)	(10.8%)
General and administrative expense (2)	(6,283)	(7,159)	(12.2%)
Joint venture income, minority interest (3)	95	6,070	(98.4%)
Depreciation expense	(39,619)	(38,874)	1.9%
Gain on sale of land	13,166	—	n/a

Income from continuing operations	46,888	27,392	71.2%

Discontinued operations: (4)
Income from discontinued operations	1,770	4,605	(61.6%)
Gain on sale of communities	65,419	37,613	73.9%

Total discontinued operations	67,189	42,218	59.1%

Net income	114,077	69,610	63.9%
Dividends attributable to preferred stock	(2,175)	(2,175)	—

Net income available to common stockholders	$111,902	$67,435	65.9%

Net income per common share — basic	$1.52	$0.93	63.4%

Net income per common share — diluted	$1.49	$0.92	62.0%

(1)	Reflects costs incurred related to investment acquisition, investment management and abandoned pursuits.

(2)	Amount for the three months ended March 31, 2005 includes separation costs in the amount of $2,100 due to the departure of a senior executive.

(3)	Amount for the three months ended March 31, 2005 includes $6,252 related to gain on the sale of Rent.com to eBay.

(4)	Reflects net income for communities held for sale as of March 31, 2006 and communities sold during the period from January 1, 2005 through March 31, 2006. The following table details income from discontinued operations as of the periods shown:

	Q1	Q1
	2006	2005
Rental income	$2,982	$10,023
Operating and other expenses	(914)	(3,182)
Interest expense, net	—	(4)
Depreciation expense	(298)	(2,232)

Income from discontinued operations (5)	$1,770	$4,605

(5)	NOI for discontinued operations totaled $2,068 for the three months ended March 31, 2006, of which $296 related to assets sold.

Attachment 3
AvalonBay Communities, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	March 31,	December 31,
	2006	2005
Real estate	$5,238,578	$5,242,483
Less accumulated depreciation	(964,001)	(925,107)

Net operating real estate	4,274,577	4,317,376

Construction in progress, including land	393,809	317,823
Land held for development	185,204	179,739
Operating real estate assets held for sale, net	74,986	130,850

Total real estate, net	4,928,576	4,945,788

Cash and cash equivalents	55,901	6,138
Cash in escrow	29,734	48,266
Resident security deposits	26,618	26,290
Other assets (1)	128,623	138,578

Total assets	$5,169,452	$5,165,060

Unsecured senior notes	$1,805,198	$1,809,182
Unsecured facility	—	66,800
Notes payable	494,186	490,582
Resident security deposits	36,333	35,382
Liabilities related to assets held for sale	1,854	2,439
Other liabilities	201,835	199,548

Total liabilities	$2,539,406	$2,603,933

Minority interest	5,511	19,464

Stockholders’ equity	2,624,535	2,541,663

Total liabilities and stockholders’ equity	$5,169,452	$5,165,060

(1)	Other assets includes $558 and $570 relating to discontinued operations as of March 31, 2006 and December 31, 2005, respectively.

Attachment 4
AvalonBay Communities, Inc.
Quarterly Revenue and Occupancy Changes — Established Communities (1)
March 31, 2006

	Apartment
	Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000’s) (3)
		Q1 06	Q1 05	% Change	Q1 06	Q1 05	% Change	Q1 06	Q1 05	% Change
Northeast
Boston, MA	2,471	$1,639	$1,602	2.3%	95.3%	95.3%	0.0%	$11,584	$11,326	2.3%
Fairfield-New Haven, CT	1,998	1,958	1,881	4.1%	96.0%	95.5%	0.5%	11,268	10,770	4.6%
New York, NY	1,606	2,172	2,107	3.1%	97.0%	95.6%	1.4%	10,149	9,711	4.5%
Northern New Jersey	1,182	2,406	2,199	9.4%	96.5%	96.8%	(0.3%)	8,236	7,549	9.1%
Long Island, NY	915	2,322	2,246	3.4%	96.1%	96.4%	(0.3%)	6,127	5,945	3.1%
Central New Jersey	502	1,625	1,598	1.7%	94.4%	94.3%	0.1%	2,309	2,268	1.8%

Northeast Average	8,674	1,987	1,910	4.0%	96.1%	95.7%	0.4%	49,673	47,569	4.4%

Mid-Atlantic
Washington, DC	5,115	1,563	1,469	6.4%	96.5%	94.3%	2.2%	23,140	21,317	8.6%
Baltimore, MD	718	1,161	1,126	3.1%	98.2%	94.7%	3.5%	2,457	2,304	6.6%

Mid-Atlantic Average	5,833	1,513	1,428	6.0%	96.7%	94.3%	2.4%	25,597	23,621	8.4%

Midwest
Chicago, IL	887	1,095	1,080	1.4%	93.9%	94.6%	(0.7%)	2,736	2,718	0.7%

Midwest Average	887	1,095	1,080	1.4%	93.9%	94.6%	(0.7%)	2,736	2,718	0.7%

Pacific Northwest
Seattle, WA	2,500	1,090	1,021	6.8%	96.2%	95.2%	1.0%	7,864	7,296	7.8%

Pacific Northwest Average	2,500	1,090	1,021	6.8%	96.2%	95.2%	1.0%	7,864	7,296	7.8%

Northern California
San Jose, CA	4,464	1,487	1,425	4.4%	97.2%	95.6%	1.6%	19,358	18,265	6.0%
San Francisco, CA	2,015	1,776	1,651	7.6%	96.9%	94.9%	2.0%	10,399	9,487	9.6%
Oakland-East Bay, CA	1,647	1,202	1,165	3.2%	97.3%	96.0%	1.3%	5,779	5,530	4.5%

Northern California Average	8,126	1,501	1,427	5.2%	97.1%	95.5%	1.6%	35,536	33,282	6.8%

Southern California
Los Angeles, CA	1,198	1,530	1,410	8.5%	95.8%	96.2%	(0.4%)	5,266	4,870	8.1%
Orange County, CA	1,174	1,340	1,255	6.8%	96.6%	96.4%	0.2%	4,558	4,261	7.0%
San Diego, CA	1,058	1,371	1,329	3.2%	96.1%	94.8%	1.3%	4,182	4,002	4.5%

Southern California Average	3,430	1,416	1,332	6.3%	96.1%	95.8%	0.3%	14,006	13,133	6.6%

Average/Total Established	29,450	$1,590	$1,515	5.0%	96.4%	95.3%	1.1%	$135,412	$127,619	6.1%

(1)	Established Communities are communities with stabilized operating expenses as of January 1, 2005 such that a comparison of 2005 to 2006 is meaningful.

(2)	Reflects the effect of concessions amortized over the average lease term.

(3)	With concessions reflected on a cash basis, rental revenue from Established Communities increased 6.5% between years.

Attachment 5
AvalonBay Communities, Inc.
Summary of Development and Redevelopment Activity as of March 31, 2006

		Number	Number	Total
		of	of	Capital Cost (1)
		Communities	Homes	(millions)
Portfolio Additions:
2006 Annual Completions	(2)
Development		4	849	$169.1
Redevelopment	(3)	2	—	10.4

Total Additions		6	849	$179.5

2005 Annual Completions
Development		7	1,971	$408.2
Redevelopment		3	—	31.0

Total Additions		10	1,971	$439.2

Pipeline Activity:	(2)

Currently Under Construction
Development		16	4,879	$1,268.4
Redevelopment	(3)	4	—	29.1

Subtotal		20	4,879	$1,297.5

Planning
Development Rights		48	12,117	$2,859.0

Total Pipeline		68	16,996	$4,156.5

(1)	See Attachment #12 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Information represents projections and estimates.

(3)	Represents only cost of redevelopment activity, does not include original acquisition cost or number of apartment homes acquired.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the first quarter of 2006.

Attachment 6
AvalonBay Communities, Inc.
Development Communities as of March 31, 2006

	Percentage		Total		Schedule			Avg
	Ownership	# of	Capital					Rent			% Occ
	Upon	Apt	Cost (1)		Initial		Stabilized	Per	% Comp	% Leased	Physical	Economic
	Completion	Homes	(millions)	Start	Occupancy	Complete	Ops (1)	Home (1)	(2)	(3)	(4)	(1) (5)
								Inclusive of
								Concessions
								See Attachment #12
Under Construction:
1. Avalon Del Rey (6)	30%	309	$70.0	Q2 2004	Q1 2006	Q3 2006	Q1 2007	$1,965	44.7%	45.6%	27.2%	2.3%
Los Angeles, CA
2. Avalon Camarillo	100%	249	47.2	Q2 2004	Q1 2006	Q2 2006	Q4 2006	1,600	37.3%	39.0%	25.3%	9.1%
Camarillo, CA
3. Avalon Wilshire	100%	123	46.6	Q1 2005	Q4 2006	Q1 2007	Q3 2007	2,520	N/A	N/A	N/A	N/A
Los Angeles, CA
4. Avalon at Mission Bay North II (7)	25%	313	118.0	Q1 2005	Q4 2006	Q2 2007	Q4 2007	2,580	N/A	N/A	N/A	N/A
San Francisco, CA
5. Avalon Pines II	100%	152	26.6	Q2 2005	Q1 2006	Q3 2006	Q1 2007	1,910	56.6%	55.9%	40.1%	27.0%
Coram, NY
6. Avalon Chestnut Hill	100%	204	60.6	Q2 2005	Q4 2006	Q1 2007	Q3 2007	2,735	N/A	N/A	N/A	N/A
Chestnut Hill, MA
7. Avalon at Decoverly II	100%	196	30.5	Q3 2005	Q3 2006	Q2 2007	Q4 2007	1,450	N/A	N/A	N/A	N/A
Rockville, MD
8. Avalon Lyndhurst	100%	328	78.8	Q3 2005	Q4 2006	Q2 2007	Q4 2007	2,260	N/A	N/A	N/A	N/A
Lyndhurst, NJ
9. Avalon Shrewsbury	100%	251	36.1	Q3 2005	Q4 2006	Q2 2007	Q4 2007	1,420	N/A	N/A	N/A	N/A
Shrewsbury, MA
10. Avalon Riverview North	100%	602	175.6	Q3 2005	Q3 2007	Q3 2008	Q1 2009	2,695	N/A	N/A	N/A	N/A
New York, NY
11. Avalon Chrystie Place II	100%	206	100.8	Q4 2005	Q1 2007	Q3 2007	Q1 2008	3,420	N/A	N/A	N/A	N/A
New York, NY
12. Avalon at Glen Cove North	100%	111	42.4	Q4 2005	Q2 2007	Q3 2007	Q1 2008	2,300	N/A	N/A	N/A	N/A
Glen Cove, NY
13. Avalon Danvers	100%	433	84.8	Q4 2005	Q1 2007	Q2 2008	Q4 2008	1,660	N/A	N/A	N/A	N/A
Danvers, MA
14. Avalon Woburn	100%	446	81.9	Q4 2005	Q1 2007	Q1 2008	Q3 2008	1,640	N/A	N/A	N/A	N/A
Woburn, MA
15. Avalon on the Sound II	100%	588	184.2	Q1 2006	Q3 2007	Q3 2008	Q1 2009	2,420	N/A	N/A	N/A	N/A
New Rochelle, NY
16. Avalon Meydenbauer	100%	368	84.3	Q1 2006	Q4 2007	Q3 2008	Q1 2009	1,625	N/A	N/A	N/A	N/A
Bellevue, WA

Subtotal/Weighted Average		4,879	$1,268.4					$2,135

Completed this Quarter:
1. Avalon at Bedford Center	100%	139	25.3	Q4 2004	Q3 2005	Q1 2006	Q3 2006	1,780	100.0%	98.6%	91.4%	55.5%
Bedford, MA
Subtotal/Weighted Average		139	$25.3

Total/Weighted Average		5,018	$1,293.7					$2,125

Weighted Average Projected NOI as a % of Total Capital Cost (1) (8)			7.1%	Inclusive of Concessions — See Attachment #12

Non-Stabilized Development Communities: (9)			% Economic
			Occ
			(1) (5)
Prior Quarter Completions:
Avalon Chrystie Place I, New York, NY	361	$149.0
Avalon Danbury, Danbury, CT	234	35.6

Total	595	$184.6	95.2%

Asset Cost Basis, Non-Stabilized Development			Source

Capital Cost, Prior Quarter Completions		$65.4	Att. 6 (less JV partner share)
Capital Cost, Current Completions		25.3	Att. 6
Capital Cost, Under Construction		1,179.9	Att. 6 (less JV partner share)
Less: Remaining to Invest, Under Construction
Total Remaining to Invest	952.4		Att. 8
Capital Cost, Projected Q2 2006 Starts	(172.0)		Att. 8, Footnote 5

		(780.4)

Total Asset Cost Basis, Non-Stabilized Development		$490.2

Q1 2006 Net Operating Income/(Deficit) for communities under construction and non-stabilized development communities was $1.1 million. See Attachment #12.

(1)	See Attachment #12 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Includes apartment homes for which construction has been completed and accepted by management as of April 21, 2006.

(3)	Includes apartment homes for which leases have been executed or non-refundable deposits have been paid as of April 21, 2006.

(4)	Physical occupancy based on apartment homes occupied as of April 21, 2006.

(5)	Represents Economic Occupancy for the first quarter of 2006.

(6)	The community is currently owned by a wholly-owned subsidiary of the Company, will be financed, in part or in whole, by a construction loan, and is subject to a joint venture agreement that allows for a joint venture partner to be admitted upon construction completion.

(7)	The community is being developed under a joint venture structure and is expected to be financed in part by a construction loan. The Company’s portion of the Total Capital Cost of this joint venture is projected to be $29.5 million including community-based debt.

(8)	The Weighted Average calculation is based on the Company’s pro rata share of the Total Capital Cost for each community.

(9)	Represents Development Communities completed in the current quarter and prior quarters that had not achieved Stabilized Operations for the entire current quarter. Estimates are based on the Company pro rata share of the Total Capital Coast for each Community.
This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the first quarter of 2006.

Attachment 7
AvalonBay Communities, Inc.
Redevelopment Communities as of March 31, 2006

			Cost (millions)		Schedule				Avg	Number of Homes
		# of	Pre-	Total					Rent		Out of
	Percentage	Apt	Redevelopment	Capital	Acquisition /			Restabilized	Per	Completed	Service @
	Ownership	Homes	Capital Cost	Cost (1)(2)	Completion	Start	Complete	Ops (2)	Home (2)	to date	3/31/06
									Inclusive of
									Concessions
									See Attachment #12
Under Redevelopment:
Stabilized Portfolio (3)
1. Avalon at Fairway Hills III (4)	100%	336	$23.3	$29.5	Q3 1996	Q4 2004	Q2 2006	Q3 2006	$1,345	336	—
Columbia, MD
2. 200 Arlington Place	100%	409	50.2	57.1	Q4 2000	Q1 2006	Q2 2007	Q4 2007	1,320	3	—
Arlington Heights, IL
3. Avalon Walk I and II (5)	100%	764	59.4	71.2	Q3 1992	Q1 2006	Q4 2007	Q2 2008	1,340	71	12
Hamden, CT					Q3 1994

Subtotal		1,509	$132.9	$157.8					$1,335	410	12

Acquisitions (3)
1. Avalon Columbia (6)	15%	170	25.5	29.7	Q4 2004	Q2 2005	Q2 2006	Q4 2006	1,400	143	8

Columbia, MD

Total/Weighted Average		1,679	$158.4	$187.5					$1,345	553	20

Weighted Average Projected NOI as a % of Total Capital Cost (2)				10.0%	Inclusive of Concessions — See Attachment #12

(1)	Inclusive of acquisition cost.

(2)	See Attachment #12 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)	Stabilized Portfolio Redevelopment Communities have been held for one year or more and have achieved Stabilized Operations before beginning redevelopment.
Acquisition redevelopments are those communities that begin redevelopment within one year of acquisition.

(4)	This is one of two communities that previously comprised Avalon at Fairway Hills II. In connection with the beginning of its renovation, this community will now be reported separately as Phase III.

(5)	This community was developed by a predecessor of the Company. Phase I was completed in Q3 1992 and Phase II was completed in Q3 1994.

(6)	This community was acquired in Q4 2004 and was transferred to a subsidiary of the Company’s Investment Management Fund (the “IM Fund”) in Q1 2005, reducing the Company’s indirect equity interest in the community to 15%. This community was formerly known as Hobbits Grove.
This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the first quarter of 2006.

Attachment 8
AvalonBay Communities, Inc.
Summary of Development and Redevelopment Community Activity (1) as of March 31, 2006

($ in Thousands)

DEVELOPMENT (2)

	Apt Homes	Total Capital	Cost of Homes		Construction in
	Completed &	Cost Invested	Completed &	Remaining to	Progress at
	Occupied	During Period (3)	Occupied (4)	Invest (5)	Period End (6)
Total — 2004 Actual	2,181	$302,184	$368,301	$287,812	$266,548

2005 Actual:
Quarter 1	259	$60,827	$42,234	$286,946	$294,379
Quarter 2	473	72,327	75,121	588,802	315,720
Quarter 3	510	96,202	66,050	734,543	295,545
Quarter 4	238	118,483	35,641	881,012	377,320

Total — 2005 Actual	1,480	$347,839	$219,046

2006 Projected:
Quarter 1 (Actual)	267	$113,125	$47,014	$952,410	$468,401
Quarter 2 (Projected)	291	176,570	58,599	775,840	550,105
Quarter 3 (Projected)	472	145,209	91,948	630,631	573,282
Quarter 4 (Projected)	473	130,381	89,551	500,250	547,992

Total — 2006 Projected	1,503	$565,285	$287,112

REDEVELOPMENT

		Total Capital		Reconstruction in
	Avg Homes	Cost Invested	Remaining to	Progress at
	Out of Service	During Period (3)	Invest (5)	Period End (6)
Total — 2004 Actual		$3,544	$15,710	$2,140

2005 Actual:
Quarter 1	80	$2,878	$9,938	$5,963
Quarter 2	98	2,536	7,301	14,236
Quarter 3	110	1,890	17,350	15,172
Quarter 4	52	1,668	13,456	7,877

Total — 2005 Actual		$8,972

2006 Projected:
Quarter 1 (Actual)	32	$3,433	$18,443	$8,502
Quarter 2 (Projected)	44	4,060	14,383	15,022
Quarter 3 (Projected)	75	3,134	11,249	16,023
Quarter 4 (Projected)	75	3,104	8,145	17,087

Total — 2006 Projected		$13,731

(1)	Data is presented for all communities currently under construction or reconstruction and those communities for which construction or reconstruction is expected to begin within the next 90 days.

(2)	Projected periods include data for consolidated joint ventures at 100%. The offset for joint venture partners’ participation is reflected as minority interest.

(3)	Represents Total Capital Cost incurred or expected to be incurred during the quarter, year or in total. See Attachment #12 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(4)	Represents Total Capital Cost incurred in all quarters of apartment homes completed and occupied during the quarter. Calculated by dividing Total Capital Cost for each Development Community by number of homes for the community, multiplied by the number of homes completed and occupied during the quarter.

(5)	Represents projected Total Capital Cost remaining to invest on communities currently under construction or reconstruction and those for which construction or reconstruction is expected to begin within the next 90 days. Remaining to invest for Q1 2006 includes $172.0 million attributed to two anticipated Q2 2006 development starts and $1.5 million related to two anticipated Q2 2006 redevelopment starts. Remaining to Invest also includes $10.0 million attributed to Avalon at Mission Bay North II. The Company’s portion of the Total Capital Cost of this joint venture is projected to be $29.5 million including community-based construction debt.

(6)	Represents period end balance of construction or reconstruction costs. Amount for Q1 2006 includes $83.1 million related to one unconsolidated joint venture and one unconsolidated investment in the IM Fund, and is reflected in other assets for financial reporting purposes.
This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the first quarter of 2006.

Attachment 9
AvalonBay Communities, Inc.
Future Development as of March 31, 2006

DEVELOPMENT RIGHTS

			Estimated	Total
			Number	Capital Cost (1)
Location of Development Right			of Homes	(millions)
1.	Dublin, CA Phase I	(2)	305	86
2.	Lexington, MA		387	86
3.	New York, NY Phase III	(2)	96	56
4.	Encino, CA	(2)	131	51
5.	Canoga Park, CA	(2)	210	47
6.	Acton, MA		380	71
7.	Hingham, MA		235	44
8.	White Plains, NY		393	146
9.	New York, NY		299	121
10.	Norwalk, CT		314	63
11.	Wilton, CT	(2)	100	24
12.	Quincy, MA	(2)	146	24
13.	Northborough, MA		350	60
14.	Tinton Falls, NJ		216	41
15.	Oyster Bay, NY		273	69
16.	Sharon, MA		156	26
17.	Plymouth, MA Phase II		81	17
18.	Cohasset, MA	(2)	200	38
19.	Kirkland, WA Phase II	(2)	173	48
20.	Milford, CT	(2)	284	45
21.	Greenburgh, NY Phase II		444	112
22.	Irvine, CA		280	76
23.	Shelton, CT II		171	34
24.	Andover, MA	(2)	115	21
25.	Brooklyn, NY		397	186
26.	West Haven, CT		170	23
27.	Union City, CA Phase I	(2)	272	74
28.	Union City, CA Phase II	(2)	166	46
29.	Hackensack, NJ		210	47
30.	West Long Branch, NJ	(3)	216	36
31.	Plainview, NY		220	47
32.	Gaithersburg, MD		254	41
33.	Highland Park, NJ		285	67
34.	Pleasant Hill, CA	(3)	449	153
35.	Saddle Brook, NJ		300	55
36.	Shelton, CT		302	49
37.	Wanaque, NJ		200	33
38.	Wheaton, MD	(2)	320	56
39.	Dublin, CA Phase II		200	52
40.	Dublin, CA Phase III		205	53
41.	San Francisco, CA		152	40
42.	Camarillo, CA		376	55
43.	Stratford, CT	(2)	146	23
44.	Alexandria, VA	(2)	282	56
45.	Yaphank, NY	(2)	344	57
46.	Tysons Corner, VA	(2)	439	101
47.	Camarillo, CA II		233	57
48.	Rockville, MD	(2)	240	46

	Total		12,117	$2,859

(1)	See Attachment #12 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Company owns land, but construction has not yet begun.

(3)	These development rights are subject to a joint venture arrangement.
This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the first quarter of 2006.

Attachment 10
AvalonBay Communities, Inc.
Unconsolidated Real Estate Investments (1) as of March 31, 2006

					AVB					AVB’s
			# of	Total	Book	Outstanding Debt				Economic
	Unconsolidated	Percentage	Apt	Capital	Value			Interest	Maturity	Share
	Joint Ventures	Ownership	Homes	Cost (2)	Investment(3)	Amount	Type	Rate	Date	of Debt
AvalonBay Value Added Fund, LP

1.	Avalon at Redondo Beach	N/A	105	$24,363	N/A	$16,765	Fixed	4.84%	Oct 2011	$2,540
	Los Angeles, CA
2.	Avalon Lakeside	N/A	204	18,026	N/A	7,923	Fixed	6.90%	Feb 2028 (4)	1,200
	Chicago, IL
3.	Avalon Columbia	N/A	170	28,521	N/A	16,575	Fixed	5.25%	Apr 2012	2,511
	Baltimore, MD
4.	Ravenswood at the Park Seattle, WA	N/A	400	49,671	N/A	31,500	Fixed	4.96%	Jul 2012	4,772

5.	Avalon at Poplar Creek	N/A	196	25,138	N/A	16,500	Fixed	4.83%	Oct 2012	2,500
	Chicago, IL
6.	Fuller Martel	N/A	82	17,913	N/A	11,500	Fixed	5.41%	Feb 2014	1,742
	Los Angeles, CA
7.	Civic Center Place (5)	N/A	192	37,878	N/A	23,806	Fixed	5.29%	Aug 2013	3,607
	Norwalk, CA
8.	Paseo Park	N/A	134	19,719	N/A	—	N/A	N/A	N/A	—
	Fremont, CA
9.	Aurora at Yerba Buena	N/A	160	66,111	N/A	—	N/A	N/A	N/A	—
	San Francisco, CA
	Fund corporate debt (6)	N/A	N/A	N/A	N/A	91,600	Variable	5.56%	Jan 2008	13,877

		15.2%	1,643	$287,340	$48,601	$216,169				$32,749

Other Operating Joint Ventures
1.	Avalon Run	(7)	426	$28,767	$1,496	$—	N/A	N/A	N/A	$—
	Lawrenceville, NJ
2.	Avalon Grove	(8)	402	51,619	8,470	—	N/A	N/A	N/A	—
	Stamford, CT
3.	Avalon Bedford	25.0%	368	60,112	12,819	37,200	Fixed	5.24%	Nov 2010	9,300
	Stamford, CT

			1,196	$141,498	$22,785	$37,200				$9,300

Other Development Joint Ventures
1.	Avalon Chrystie Place I	20.0%	361	$128,795	$29,426	$117,000	Variable	3.21%	Feb 2009	$23,400
	New York, NY
2.	Avalon at Mission Bay North II	25.0%	313	80,795	16,946	44,405	Variable	6.32%	Sep 2008 (9)	11,101
	San Francisco, CA

			674	$209,590	$46,372	$161,405				$34,501

			3,513	$638,428	$117,758	$414,774				$76,550

(1)	Schedule does not include one community (Avalon Del Rey) that is being developed under a joint venture arrangement, but is currently wholly-owned and therefore consolidated for financial reporting purposes.

(2)	See Attachment #12 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)	These unconsolidated real estate investments are accounted for under the equity method of accounting. AVB Book Value Investment represents the Company’s recorded equity investment plus the Company’s pro rata share of outstanding debt.

(4)	Debt can be prepaid after February 2008 without penalty.

(5)	This community’s debt is a combination of two separate fixed rate loans which both mature in August 2013. The first loan totals $18,154 at a 5.04% interest rate and was assumed by the Company in the purchase of this community. The second loan was procured in connection with the acquisition in the amount of $5,652 at a 6.08% interest rate. The rate listed in the table above represents a blended interest rate.

(6)	Amounts are outstanding under the Fund’s unsecured credit facility. The interest rate is a blended average of the outstanding balance.

(7)	After the venture makes certain distributions to the third-party partner, the Company will generally be entitled to receive 40% of all operating cash flow distributions and 49% of all residual cash flow following a sale.

(8)	After the venture makes certain distributions to the third-party partner, the Company generally receives 50% of all further distributions.

(9)	The maturity date as reflected on this attachment may be extended to September 2010 upon exercise of two one-year extension options.

Attachment 11
AvalonBay Communities, Inc.
Summary of Disposition Activity as of March 31, 2006
(Dollars in thousands)

	Weighted			Accumulated		Weighted Average
Number of	Average	Gross Sales		Depreciation	Economic	Initial Year	Weighted Average
Communities Sold	Holding Period (1)	Price	GAAP Gain	and Other	Gain (2)	Mkt. Cap Rate (1)(2)	Unleveraged IRR (1)(2)
1998: 9 Communities		$170,312	$25,270	$23,438	$1,832	8.1%	16.2%

1999: 16 Communities		$317,712	$47,093	$27,150	$19,943	8.3%	12.1%

2000: 8 Communities		$160,085	$40,779	$6,262	$34,517	7.9%	15.3%

2001: 7 Communities		$241,130	$62,852	$21,623	$41,229	8.0%	14.3%

2002: 1 Community		$80,100	$48,893	$7,462	$41,431	5.4%	20.1%

2003: 12 Communities, 1 Land Parcel(3)		$460,600	$184,438	$52,613	$131,825	6.3%	15.3%

2004: 5 Communities, 1 Land Parcel		$250,977	$122,425	$19,320	$103,105	4.8%	16.8%

2005: 7 Communities, 1 Office Building, 3 Land Parcels(4)		$382,720	$199,766	$14,929	$184,838	3.8%	18.0%

2006: 2 Communities, 1 Land Parcel		$137,550	$78,585	$13,950	$64,635	4.4%	16.5%

1998 — 2006 Total	6.1	$2,201,186	$810,101	$186,747	$623,355	6.3%	15.6%

(1)	For purposes of this attachment, land sales and the disposition of an office building are not included in the calculation of Weighted Average Holding Period, Weighted Average Initial Year Market Cap Rate, or Weighted Average Unleveraged IRR.

(2)	See Attachment #12 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)	2003 GAAP gain, for purposes of this attachment, includes $23,448 related to the sale of a community in which the Company held a 50% membership interest.

(4)	2005 GAAP gain includes the recovery of an impairment loss in the amount of $3,000 recorded in 2002 related to one of the land parcels sold in 2005. This loss was recorded to reflect the land at fair value based on its entitlement status at the time it was determined planned for disposition.

Attachment 12
AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms
This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.
FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as net income or loss computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to net income is as follows (dollars in thousands):

	Q1	Q1
	2006	2005
Net income	$114,077	$69,610
Dividends attributable to preferred stock	(2,175)	(2,175)
Depreciation — real estate assets, including discontinued operations and joint venture adjustments	40,262	40,950
Minority interest, including discontinued operations	99	477
Gain on sale of previously depreciated real estate assets	(65,419)	(37,613)

FFO attributable to common stockholders	$86,844	$71,249

Average shares outstanding — diluted	75,290,124	74,258,296

EPS — diluted	$1.49	$0.92

FFO per common share — diluted	$1.15	$0.96

Projected FFO, as provided within this release in the Company’s outlook, is calculated on a consistent basis as historical FFO, and is therefore considered to be an appropriate supplemental measure to projected net income of projected operating performance. A reconciliation of the range provided for Projected FFO per share (diluted) for the second quarter and full year 2006 to the range provided for projected EPS (diluted) is as follows:

	Low	High
	range	range
Projected EPS (diluted) — Q2 06	$1.36	$1.40
Projected depreciation (real estate related)	0.53	0.57
Projected gain on sale of operating communities	(0.92)	(0.96)

Projected FFO per share (diluted) — Q2 06	$0.97	$1.01

Projected EPS (diluted) — Full Year 2006	$3.79	$3.93
Projected depreciation (real estate related)	2.17	2.21
Projected gain on sale of operating communities	(1.78)	(1.82)

Projected FFO per share (diluted) — Full Year 2006	$4.18	$4.32

Attachment 12 (continued)
NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management, net interest expense, general and administrative expense, joint venture income, minority interest, depreciation expense, gain on sale of real estate assets and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to net income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs. This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.
A reconciliation of NOI (from continuing operations) to net income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q1	Q1
	2006	2005
Net income	$114,077	$69,610
Property management and other indirect operating expenses	8,631	7,129
Corporate-level other income	(1,196)	(548)
Investments and investment management	1,471	992
Interest expense, net	28,664	32,118
General and administrative expense	6,283	7,159
Joint venture income, minority interest	(95)	(6,070)
Depreciation expense	39,619	38,874
Gain on sale of real estate assets	(78,585)	(37,613)
Income from discontinued operations	(1,770)	(4,605)

NOI from continuing operations	$117,099	$107,046

Established:
Northeast	$33,073	$31,871
Mid-Atlantic	18,490	16,481
Midwest	1,666	1,677
Pacific NW	5,167	4,795
No. California	24,995	22,840
So. California	10,199	9,301

Total Established	93,590	86,965

Other Stabilized	14,287	12,395
Development/Redevelopment	9,222	7,686

NOI from continuing operations	$117,099	$107,046

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold or held for sale as of March 31, 2006). A reconciliation of NOI from communities sold or held for sale to net income for these communities is as follows (dollars in thousands):

	Q1	Q1
	2006	2005
Income from discontinued operations	$1,770	$4,605
Interest expense, net	—	4
Depreciation expense	298	2,232

NOI from discontinued operations	$2,068	$6,841

NOI from assets sold	$296	$5,258
NOI from assets held for sale	1,772	1,583

NOI from discontinued operations	$2,068	$6,841

Attachment 12 (continued)
Projected NOI, as used within this release for certain Development and Redevelopment Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development and Redevelopment Communities, Projected NOI is calculated based on the first year of Stabilized Operations, as defined below, following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential (based on leased rents for occupied homes and Market Rents, as defined below, for vacant homes) minus projected economic vacancy and adjusted for concessions. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.
In this release the Company has not given a projection of NOI on a company-wide basis. Management believes that Projected NOI of the development and redevelopment communities, on an aggregated weighted average basis, assists investors in understanding management’s estimate of the likely impact on operations of the Development and Redevelopment Communities (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense) when they are complete and achieve stabilized occupancy. Given the different dates and fiscal years at which stabilization is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development or redevelopment is complex, impractical to develop, and of uncertain meaningfulness. Projected NOI of these communities is not a projection of the Company’s financial performance or cash flow. There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI used in the calculation of weighted average Projected NOI to Total Capital Cost.
Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP in helping investors to evaluate the impact of both current and historical concessions on GAAP based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions. A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

	Q1	Q1
	2006	2005
Rental revenue (GAAP basis)	$135,412	$127,619
Concessions amortized	4,015	5,489
Concessions granted	(1,776)	(3,907)

Rental revenue (with concessions on a cash basis)	$137,651	$129,201

% change — GAAP revenue		6.1%

% change — cash revenue		6.5%

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for each of the communities presented is estimated based on their respective final settlement statements. A reconciliation of Economic Gain for the quarter ended March 31, 2006 to gain on sale in accordance with GAAP is presented on Attachment 11. For the disposition of Avalon Corners, which occurred subsequent to March 31, 2006, the Economic Gain of approximately $26,800,000 represents a GAAP gain of approximately $31,900,000 less accumulated depreciation of $5,100,000.
Interest Coverage is calculated by the Company as EBITDA from continuing operations, excluding land gains, divided by the sum of interest expense, net, and preferred dividends. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our liquidity to that of other companies. EBITDA is defined by the Company as net income before interest income and expense, income taxes, depreciation and amortization.

Attachment 12 (continued)
A reconciliation of EBITDA and a calculation of Interest Coverage for the first quarter of 2006 are as follows (dollars in thousands):

Net income	$114,077
Interest expense, net	28,664
Depreciation expense	39,619
Depreciation expense (discontinued operations)	298

EBITDA	$182,658

EBITDA from continuing operations	$115,171
EBITDA from discontinued operations	67,487

EBITDA	$182,658

EBITDA from continuing operations	$115,171
Land gains	(13,166)

EBITDA from continuing operations, excluding land gains	$102,005

Interest expense, net	28,664
Dividends attributable to preferred stock	2,175

Interest charges	30,839

Interest coverage	3.3

In the calculations of EBITDA above, EBITDA from discontinued operations includes $65,419 in gain on sale of communities.
Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP. For Redevelopment Communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction, Total Capital Cost is equal to gross real estate value.
Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $200 — $300 per apartment home, divided by the gross sales price for the community. The gross sales price is adjusted for transaction costs and deferred maintenance in determining the Initial Year Market Cap Rate for acquisitions. Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation, amortization and extraordinary items. For this purpose, management’s projection of operating expenses for the community includes a management fee of 3.0% — 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for the property. Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community (for dispositions) and on the expected total investment in each community (for acquisitions).
Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company. Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.
The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for net income as a measure of our performance. Management

Attachment 12 (continued)
believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of the community, before the impact of indirect expenses and Company overhead. The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.
Leverage is calculated by the Company as total debt as a percentage of Total Market Capitalization. Total Market Capitalization represents the aggregate of the market value of the Company’s common stock, the market value of the Company’s operating partnership units outstanding (based on the market value of the Company’s common stock), the liquidation preference of the Company’s preferred stock and the outstanding principal balance of the Company’s debt. Management believes that Leverage can be one useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the company’s common stock trades. Changes in Leverage also can influence changes in per share results. A calculation of Leverage as of March 31, 2006 is as follows (dollars in thousands):

Total debt	$2,300,186

Common stock	8,110,555
Preferred stock	100,000
Operating partnership units	16,667
Total debt	2,300,186

Total market capitalization	10,527,408

Debt as % of capitalization	21.8%

Because Leverage changes with fluctuations in the Company’s stock price, which occurs regularly, the Company’s Leverage may change even when the Company’s earnings, interest and debt levels remain stable. Investors should also note that the net realizable value of the Company’s assets in liquidation is not easily determinable and may differ substantially from the Company’s Total Market Capitalization.
Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured debt as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the quarter ended March 31, 2006 is as follows (dollars in thousands):

NOI for Established Communities	$93,590
NOI for Other Stabilized Communities	14,287
NOI for Development/Redevelopment Communities	9,222
NOI for discontinued operations	2,068

Total NOI generated by real estate assets	119,167
NOI on encumbered assets	17,845

NOI on unencumbered assets	101,322

Unencumbered NOI	85.0%

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the prior year. Therefore, for 2006, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2005 and are not conducting or planning to conduct substantial redevelopment activities within the current year. Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.

Attachment 12 (continued)
Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.
Economic Occupancy is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.
Market Rents as reported by the Company are based on the current market rates set by the managers of the Company’s communities based on their experience in renting their communities’ apartments and publicly available market data. Trends in market rents for a region as reported by others could vary. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.
Non-Revenue Generating Capex represents capital expenditures that will not directly result in revenue earnings or expense savings.
Stabilized/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.
Average Rent per Home, as calculated for certain Development and Redevelopment Communities in lease-up, reflects (i) actual average leased rents for those apartments leased through the end of the quarter net of estimated stabilized concessions, (ii) estimated market rents net of comparable concessions for all unleased apartments and (iii) includes actual and estimated other rental revenue. For Development and Redevelopment Communities not yet in lease-up, Average Rent per Home reflects management’s projected rents.